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Exhibit 10.9

CHANGE IN CONTROL SEVERANCE AGREEMENT

        THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is between Bank Rhode Island, a financial institution organized under the laws of the State of Rhode Island (the "Bank") and wholly owned subsidiary of Bancorp Rhode Island, Inc. (the "Company"), and Mark Meiklejohn (the "Executive").

        WHEREAS, the Executive serves as Director of Corporate Banking for the Bank; and

        WHEREAS, the parties hereto seek to set forth the terms of certain severance benefits to be granted to the Executive upon a change in control event.

        IT IS MUTUALLY AGREED by the parties as follows:

        1.    Purpose.    In order to allow Executive to consider the prospect of a Change in Control (as defined in Section 2(b)) in an objective manner and in consideration of the services rendered and to be rendered by Executive to the Bank, the Bank is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect Executive from the consequences of a Terminating Event (as defined in Section 2(e)) occurring subsequent to a Change in Control.

        2.    Definitions.

        (a)    "Cause" means any of the following:

  (i)    Continuing any arrangement, holding any position or engaging in any activities that conflict with the interest of, or that interfere with, Executive's duties owed to the Bank, after ten (10) days prior written notice by the Bank to Executive of the same;

  (ii)    Conviction of embezzlement or other crimes against the Bank, deliberate misappropriation of the Bank's or the Company's funds or dishonesty;

  (iii)    Material violation of written policies of the Bank, irresponsible acts in the performance of Executive's duties or material breach of any of Executive's obligations under the terms of this Agreement;

  (iv)    Material non-performance of Executive's duties or material acts (or omissions) of mismanagement; and

  (v)    Refusal to perform assigned duties when such refusal is not justified or excused either by the terms of this Agreement or by actions taken by the Bank in violation of this Agreement.

        (b)    "Change in Control" means: (i) a Takeover Transaction (as defined in Section 2(d)) is effectuated; or (ii) the Company commences substantive negotiations with a third party with respect to a Takeover Transaction if within twelve (12) months of the commencement of such negotiations, the Company enters into a definitive agreement with respect to a Takeover Transaction with any party with which negotiations were originally commenced; or (iii) any election of directors of the Company occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the board of directors immediately preceding such election; or (iv) either of the Company or the Bank effectuates a complete liquidation.

        (c)    "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

        (d)    "Takeover Transaction" means:

  (i)    The acquisition of voting securities of the Company by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than by the Company or its subsidiaries or any employee benefit plan

  (or related trust) of the Company or its subsidiaries, which theretofore as of the date hereof did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) securities representing 30% or more of the voting power of all outstanding shares of voting securities of the Company, if such acquisition results in such individual, entity or group owning securities representing more than 30% of the voting power of all outstanding voting securities of the Company; provided, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of voting securities of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company outstanding immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the outstanding voting securities of the Company, shall not constitute a Change in Control; or

  (ii)    The issuance of additional shares of common stock of the Company or the Bank, as applicable, in a single transaction or a series of related transactions if the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company or the Bank, as applicable, immediately prior to such issuance do not, following such issuance, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of all then outstanding voting securities of the Company or the Bank, as applicable; or

  (iii)    Consummation by the Company or the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of the outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, or (ii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) or the Bank to a party which is not controlled by or under common control with such entity, or (iii) the sale by the Company on one transaction or in a series of related transactions of voting securities of the Bank such that following such transaction or transactions the Company no longer beneficially owns, directly or indirectly, securities representing more than 50% of the voting power of the then outstanding voting securities of the Bank.

        (e)    "Terminating Event" means either:

  (i)    Termination by the Bank of Executive's employment for any reason other than (i) Executive's death or disability or (ii) for "Cause" (as such term is defined in Section 2(a) hereof); or

  (ii)    Executive's resignation as an employee of the Bank, other than for reasons of disability, following (i) a significant reduction in the nature or scope of Executive's duties, responsibilities, authority and powers from the duties, responsibilities, authority and powers exercised by Executive immediately prior to the Change in Control; or (ii) a greater than 10% reduction in Executive's annual base salary or fringe benefits as in effect on the date of the Change in Control; or (iii) any requirement by the Company or the Bank or of any Person in control of the Bank that the location at which Executive performs the principal duties of the Bank be outside a radius of 50 miles from the location at which Executive performed such duties immediately prior to the Change in Control; or (iv) the failure of any successor of the Company or the Bank to agree in writing upon terms and conditions of employment with Executive which are substantially similar to those of Executive's employment immediately prior to the Change in Control and which are reasonably satisfactory to Executive within ninety (90) days following a Change in Control.

        3.    Payment in Connection With Terminating Event.    If a Terminating Event occurs within one (1) year after a Change in Control (which one (1) year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction), the Bank will pay to Executive an amount (the "Severance Payment") equal to Executive's annual base salary plus Executive's most recent annual bonus payment in effect at the time of the Change in Control, which Severance Payment shall be payable in one lump sum within thirty (30) days of the date of termination of Executive's employment, or if such Change in Control is governed by clause (ii) of Section 2(b) and the Terminating Event occurs prior to entering into a definitive agreement, upon the entering into of a definitive agreement by the Company. No Severance Payment will be made to Executive under this Section 3 if Executive's employment with the Company terminates for any reason prior to a Change in Control (except as may be provided below), or if Executive's employment with the Company terminates after a Change in Control but such termination or resignation is not a Terminating Event. In addition, no Severance Payment will be made to Executive under this Section 3 with respect to a Terminating Event which occurs more than one (1) year after a Change in Control (which one (1) year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction).

        4.    Applicability of Change in Control Provisions.    The provisions of Section 3 shall terminate upon the earliest of (i) the termination by the Bank of Executive's employment for any reason prior to a Change in Control, (ii) the termination of Executive's employment by the Bank after a Change in Control because of death or disability or for Cause, (iii) Executive's resignation or termination of employment with the Bank prior to a Change in Control for any reason other than one that constitutes a Terminating Event under Section 2(e), and (iv) Executive's resignation or termination of employment after a Change in Control on or after the first anniversary of the Takeover Transaction or events specified in Sections 2(b)(iii) or (iv).

        5.    Notices.    All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested:

  (a)
  to the Bank at:

    One Turks Head Place
    Providence, Rhode Island 02903
    Attn: Merrill W. Sherman, President and CEO

  (b)
  to Executive at:

    P.O. Box 1562
    Kingston, RI 02881

        Any such notice or other communication will be considered to have been given (i) on the date of the delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier, or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

        6.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. For the avoidance of doubt, in the case of the Company, the successors and permitted assigns hereunder shall include, without limitation, any successor-in-interest of the Company (whether by merger, liquidation (including successive mergers or liquidations) or otherwise); provided, however, that no such assignment of this Agreement by the Company shall serve to relieve the Company from any liability to Executive hereunder. This Agreement or any right or interest hereunder may not be assigned by Executive. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 7 any right, remedy or claim under or by reason of this Agreement.

        7.    Governing Law/Jurisdiction.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. The parties agree that this Agreement was made and entered into in Rhode Island and each party hereby consents to the jurisdiction of a competent court in Rhode Island to hear any dispute arising out of this Agreement.

        8.    Right to Employment.    This Agreement does not constitute any entitlement to employment by, nor confer on Executive any right to continue in the employ of, the Bank or an affiliate of the Bank nor interfere in any way with the right of the Bank to determine the terms of, or terminate, Executive's employment.

        9.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

        10.    Severability.    If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

        11.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the 14th day of February, 2006.

BANK RHODE ISLAND
/s/ MERRILL W. SHERMAN Merrill W. Sherman President and Chief Executive Officer
EXECUTIVE
By:	/s/ MARK MEIKLEJOHN Mark Meiklejohn

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  Exhibit 10.9
CHANGE IN CONTROL SEVERANCE AGREEMENT